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                                                                    EXHIBIT 4.22

                                  AMENDMENT TO
                          SECURITIES PURCHASE AGREEMENT


            This Amendment to the Securities Purchase Agreement dated as of January 26, 1998 (the "Agreement") is made and entered into as of July 30, 1998 by and between Saliva Diagnostic Systems, Inc. (the "Company") and Biscount Overseas Limited (the "Buyer"). All capitalized terms used herein and not defined shall have the respective meanings assigned to them in the Agreement.

                                    RECITALS

            A. Pursuant to the Agreement, the Buyer purchased from the Company, and the Company issued and sold to the Buyer, 1,500 shares of the Company's Series 1998-A Convertible Preferred Stock, stated value $1,000 per share (the "Initial Preferred Stock"), for an aggregate principal amount of $1,500,000.

            B. The Agreement provides to the Buyer an option to purchase up to an additional $1,500,000 principal amount of an additional series of Preferred Stock (the "Additional Preferred Stock") on certain terms and conditions.

            C. Subsequent to the execution of the Agreement, circumstances changed such that it has become in the mutual best interests of the Company and the Buyer to modify certain terms of the Agreement and related agreements entered into simultaneously therewith.

            D. The Company and the Buyer desire to amend the Agreement to provide for the purchase, issuance and sale of the Additional Preferred Stock to be known as the "Series 1998-B Convertible Preferred Stock" on new terms and conditions and to modify certain terms of the Initial Preferred Stock.

            NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

      1. Section 1(a)(v). Section 1(a)(v) of the Agreement is hereby deleted in its entirety and the following inserted in its stead: "As used herein, the term "Additional Closing Date" means the First Additional Closing Date, the Second Additional Closing Date or the Third Additional Closing Date, as applicable, as each is defined in Section 4(g)(ii) hereof."

      2.    Section 2(e).     The definition of the "Company's SEC Documents"
contained in the last sentence of Section 2(e) of the Agreement is hereby amended to include the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 and the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1998.

      3.    Section 2(i).     Section 2(i) of the Agreement is hereby deleted
in its entirety.

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      4.    Section 3(b).     The last two sentences of Section 3(b) of the
Agreement are hereby deleted and the following inserted in their stead: "The Company has registered its Common Stock pursuant to Section 12 of the 1934 Act, and the Common Stock is currently traded on the OTC Bulletin Board. The Company makes no representation as to its ability to maintain trading of the Common Stock on the OTC Bulletin Board or otherwise."

      5.    Section 4(g).     Section 4(g) of the Agreement is hereby deleted
in its entirety and the following inserted in its stead:

            ADDITIONAL PREFERRED STOCK.

                  (i) The undersigned hereby agrees to purchase from the Company an aggregate 1,500 shares of the Additional Preferred Stock, having the terms and conditions and being in the form attached hereto as Annex I(B) (the "Additional Certificate of Designations"). The purchase price for the Additional Preferred Stock shall be an aggregate $1,500,000 and shall be payable in United States Dollars.

                  (ii) Not later that 1:00 p.m. New York time on the date which is one New York Stock Exchange trading day after the Company shall have accepted the Amendment to this Agreement and returned a signed counterpart of such Amendment to the Buyer or its counsel and to the placement agent or its counsel (the "First Additional Closing Date"), the Buyer shall pay to the Company $500,000 of the purchase price, and the Company shall issue and sell to the Buyer 500 shares of the Additional Preferred Stock. On, or at the option of the Buyer prior to, the date which is four months following the First Additional Closing Date (the "Second Additional Closing Date"), the Buyer shall pay to the Company an additional $500,000 of the purchase price, and the Company shall issue and sell to the Buyer an additional 500 shares of the Additional Preferred Stock. On, or at the option of the Buyer prior to, the date which is eight months following the First Additional Closing Date (the "Third Additional Closing Date"), the Buyer shall pay to the Company the remaining $500,000 of the purchase price, and the Company shall issue and sell to the Buyer the remaining 500 shares of the Additional Preferred Stock.

                  (iii) The Buyer shall pay the purchase price for the
            Additional Preferred Stock by delivering immediately available good funds in United States Dollars to the Company or in accordance with its written instructions. Promptly following payment by the Buyer of the purchase price for the Additional Preferred Stock, the Company shall deliver a certificate representing the Additional Preferred Stock duly executed on behalf of the Company to the Buyer.

                  (iv) Payment of the purchase price for the Additional Preferred Stock shall be made to or at the direction of the Company. Not later than 1:00 p.m.,

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            New York time, on the dates on which payment of the purchase price is to be made in accordance with this Agreement, the Buyer shall deposit the purchase price for the Additional Preferred Stock in currently available funds. Time is of the essence with respect to such payments, and failure by the Buyer to make any of such payments shall allow the Company to cancel this Agreement.

      6.    Section 4(h).     Section 4(h) of the Agreement is hereby deleted
and the following inserted in its stead:

                  The Company shall have authorized and reserved for issuance, or shall have taken steps to ensure there will be available for issuance at the time of conversion, shares of Common Stock sufficient to yield (i) 150% of the number of shares of Common Stock issuable at conversion as may be required to satisfy the conversion rights of the Buyer pursuant to the terms and conditions of the Preferred Stock, and (ii) 100% of the number of shares of Common Stock issuable upon exercise as may be required to satisfy the exercise rights of the Buyer pursuant to the terms and conditions of the Warrants.

      7.    Section 4(k).     Section 4(k) of the Agreement is hereby deleted
in its entirety.

      8. Section 7. The last sentence of Section 7(i) of the Agreement is hereby deleted and the following inserted in its stead:

            Each Additional Closing Date shall be such date specified in Section 4(g)(ii) of this Agreement; provided, however, that it shall be a condition of each Additional Closing Date that each of the conditions contemplated by Sections 8 and 9 hereof shall have been satisfied or waived on or before such date. In addition, it shall be a condition of the First Additional Closing Date that the Company effect a reverse split of its Common Stock at a ratio sufficient to yield shares of Common Stock authorized and reserved for issuance representing 150% of the number of shares of Common Stock issuable to the Buyer at conversion pursuant to the terms and conditions of the Additional Preferred Stock. It shall be a condition of the Second Additional Closing Date and the Third Additional Closing Date that the Registration Statement covering the Additional Preferred Stock (as described in the Registration Rights Agreement, as amended) be effective at such time.

      9. Annex 1(A). The Certificate of Designations, Preferences and Rights of the 1998-A Convertible Preferred Stock attached to the Agreement as Annex 1(A) is hereby removed and replaced with the form of Amended and Restated Certificate of Designations, Preferences and Rights attached hereto as Exhibit A.

      10. Annex 1(B). The form of Certificate of Designations, Preferences and Rights of the 1998-B Convertible Preferred Stock attached hereto as Exhibit B shall be inserted as Annex 1(B) to the Agreement.

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      11.   The Agreement and this Amendment shall be read together and shall have the same effect as if the provisions of the Agreement and this Amendment were contained in one document. Except as amended by this Amendment, the Agreement shall remain in full force and effect.

      12. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws.

      13. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Amendment, once executed by and bearing the signature of a party, may be delivered to the other party hereto by facsimile transmission.

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            IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Agreement as of the date first above written.


                              SALIVA DIAGNOSTIC SYSTEMS, INC.


                              /s/ Kenneth J. McLachlan
                              ------------------------------
                              Name:   Kenneth J. McLachlan
                              Title:  President and Chief Executive Officer

                              BISCOUNT OVERSEAS LIMITED


                              /s/ Joseph Owadeyah
                              -----------------------------
                              Name:   Joseph Owadeyah
                              Title:  President

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